                                                                    EXHIBIT 4(e)


                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                  DISABILITY WAIVER OF MONTHLY DEDUCTION RIDER

This rider is made a part of the Policy to which it is attached. The Insured under the Policy is the insured under this Rider. The effective date of this rider is the Policy Date unless added after the Policy is issued in which event the effective date is the Monthly Processing Date on or next following our approval of your application for this rider and as shown in the rider details.

BENEFIT

While the Insured is totally disabled, we will waive the monthly deduction due under the Policy, including charges for any attached riders, on each monthly processing date subject to:

*    our receipt of due proof of such total disability; and
*    evidence the total disability:
     *   began while this Rider was in force;
     *   began before the policy anniversary nearest age 65;
     *   has continued for at least 4 months; and
*    the other terms and conditions of this Rider.

The benefit will begin with the Policy month following the date total disability begins. The benefit will not be provided for any period more than one year prior to the date we receive written notice of claim.

If the Insured's total disability occurs before the Policy anniversary nearest age 60, the benefit will end when total disability ends. If the total disability occurs on or after the Policy anniversary nearest age 60, the benefit will continue during such total disability but not beyond the Policy anniversary nearest age 65 or two years, whichever is longer. The benefit will cease on the next Monthly Processing Date following the end of a period of total disability.

The monthly deduction amount waived may not exceed the amount shown in the Maximum Monthly Deduction Waiver Benefit Table below:


                  MAXIMUM MONTHLY WAIVER OF PAYMENT BENEFIT TABLE

                                                 Per $1,000/ Face
                Attained Age                          Amount
                    0-19                              $1.00
                    20-29                              1.25
                    30-39                              2.00
                    40-49                              3.00
                    50-54                              4.00
                 55 and above                          5.50

DEFINITIONS OF TOTAL DISABILITY

Total disability means the insured is unable to engage in an occupation as a result of disease or bodily injury. "Occupation" means attendance at school if the Insured is not old enough to legally end his or her formal education. Otherwise "occupation" means:

     * during the first 60 months of disability, the occupation of the Insured when such disability began; and

     * thereafter, any occupation for which the Insured is or becomes reasonably fitted by training, education or experience.

Total loss of any of the following as a result of disease or bodily injury shall be deemed total disability:

     *    speech;
     *    hearing in both ears;
     *    the sight of both eyes;
     *    the use of both hands;
     *    the use of both feet; or
     *    the use of one hand and one foot.

RISKS NOT COVERED

No waiver of monthly deduction benefit will be provided if total disability results, directly or indirectly, from:

     * an act of war, whether such war is declared or undeclared, and the Insured is a member of the armed forces of a country or combination of countries; or
     * any bodily injury occurring or disease first manifesting itself prior to the Effective date of this Rider.

However, no claim for total disability commencing after two years from the effective date will be denied on the ground that the disease or impairment not excluded from coverage by name or specific description existed prior to the effective date of this Rider.

NOTICE AND PROOF OF CLAIM

Written notice of claim must be sent to our Principal Office:

     *    during the lifetime of the insured;
     *    while the insured is totally disabled; and
     *    not later than 12 months after this Rider terminates.

Proof of claim must be sent to our Principal Office within 6 months of the notice of claim. Failure to give notice and proof within the time required will not void or reduce any claim if it can be shown that notice and proof were given as soon as was reasonably possible.

Proof of continued total disability must be furnished at our request. Failure to do so will end the benefit. Such proof will include an authorization to disclose facts concerning the Insured's health, and may include medical exams of the insured conducted by physicians chosen by Us. Such medical exams will be at our expense. After total disability has continued for 24 months, proof will not be required more than once a year, nor after the Policy anniversary nearest age 65.

INCONTESTABILITY

The Incontestability provision of the policy applies to this rider. In applying this provision the time periods are measured from the effective date of this rider.

TERMINATION

This rider will terminate on the first to occur of:

     *    the end of the grace period of a Premium in default;
     *    the termination or maturity of the Policy;
     * the day before the Policy anniversary nearest age 65, except as provided in the Benefit provision; or
     *    the end of the Policy month following a request for termination.

RIDER CHARGE

Charges for this Rider are paid as a part of the monthly deduction charges due under the Policy. The monthly charge is the waiver charge shown in the Cost of Insurance Charge Table multiplied by the lesser of:

     * the monthly deduction due under the Policy, including charges for any attached riders; or
     * the maximum monthly deduction waiver amount shown on the Maximum Monthly Deduction Waiver Benefit Table.

GENERAL

If total disability begins during the grace period as provided by the Policy, any amounts due during the grace period under the Policy remain payable.

Except as otherwise provided, all conditions and provisions, of the Policy apply to this Rider.


          /s/ Craig Edwards                                /s/ Ron Beetam
              Secretary                                      President

                                  RIDER DETAILS
                  DISABILITY WAIVER OF MONTHLY DEDUCTION RIDER


Insured's Name:   John Doe           Effective Date:        02/15/2003
                                     Rider Expiry Date:     02/15/2033

                         COST OF INSURANCE CHARGE TABLE
--------------------------------------------------------------------------------

AGE             WAIVER CHARGE             AGE                    WAIVER CHARGE
1               0.04                      31                     0.05
2               0.04                      32                     0.05
3               0.04                      33                     0.05
4               0.04                      34                     0.05
5               0.04                      35                     0.05

6               0.04                      36                     0.05
7               0.04                      37                     0.05
8               0.04                      38                     0.05
9               0.04                      39                     0.05
10              0.04                      40                     0.05

11              0.04                      41                     0.06
12              0.04                      42                     0.06
13              0.04                      43                     0.06
14              0.04                      44                     0.06
15              0.04                      45                     0.06

16              0.04                      46                     0.07
17              0.04                      47                     0.07
18              0.04                      48                     0.08
19              0.04                      49                     0.08
20              0.04                      50                     0.09

21              0.04                      51                     0.10
22              0.04                      52                     0.11
23              0.04                      53                     0.12
24              0.04                      54                     0.13
25              0.04                      55                     0.15

26              0.04                      56                     0.17
27              0.04                      57                     0.18
28              0.04                      58                     0.20
29              0.04                      59                     0.22
30              0.04                      60                     0.14

                                          61                     0.14
                                          62                     0.14
                                          63                     0.14
                                          64                     0.14
                                          65                     0.14